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Exhibit 10.36

Contractual Agreement

        This agreement is made the ninth day of December, 2002 by and between Renaissance Entertainment Corporation ("REC") and Sheridan Sechter & Associates, Inc. (SSAI).

Recitals

        A. REC operates five annual events: Renaissance Pleasure Faire Southern CA (RPFS), Renaissance Pleasure Faire Northern CA (RPFN), Bristol Renaissance Faire (BRF), the New York Renaissance Faire (NYRF), and the Forest of Fear.

        B. SSAI operates a business which provides consulting, marketing and promotional services.

        C. REC and SSAI desire to enter into an agreement defining their respective rights, duties, and liabilities relating to the promotion of the events.

        D. Annual fee to SSAI shall be $105,000 per year.

        NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1. Development and Implementation of Media Plan and Budget: SSAI will develop an annual media plan and budget (the "Plan") for the promotion of each Faire. Such Plan and budget will be fully developed and presented to REC no later than twelve (12) weeks prior to the start of each event each year during the term of this agreement. Upon review and approval of the Plan by REC, SSAI will be authorized to negotiate advertising rates, place media advertising, and analyze the reach and frequency of such advertising; provided, however, any expenses incurred in connection with the placement will conform to the advertising budget which has been previously approved by REC, or any manager of the events so determined by REC, as part of the Plan.

        2. Media Buying, Trade, Promotions, and General Event Consultations: In addition to the development of the Plan as described above, SSAI agrees to diligently perform the following:

        SSAI will negotiate trade and promotional schedules with representatives of the media included in the Plan;

        SSAI will put in place third party retailer tie-in promotions including coupon partnerships and gift with purchase programs to increase the overall coverage and frequency of the promotional campaign as directed by REC;

        SSAI will consult with broadcast partners to make available prize packages for on-site giveaways;

        SSAI will coordinate a variety of promotions for themed weekends as needed;

        SSAI will negotiate and sell off-premise ticket sales packages for each Faire as needed;

        SSAI will conduct negotiations with all print media representatives to establish the preparation and distribution of a special section insert as needed by each event;

        SSAI will direct the media representatives to mail all media invoices to each event's site financial manager;

        SSAI will provide each site financial manager with contact names and phone numbers of each media representative so that they may be contacted should an invoice or statement be missing;

        SSAI will investigate and solve all media payment disputes to full satisfaction.

        SSAI will provide the site financial manager with a list of media companies requiring pre-payment of payment plans;

        SSAI will review and/or approve all media invoices and statements received from the site financial manager of each event;

        SSAI will consult on the advance and group sales programs;

        SSAI will compile a list of all media representatives, promotional partners, sponsors, sponsor prospects and anyone else requiring event posters and/or complimentary tickets. This spreadsheet will include the number of tickets and/or posters needed and the relevant contact information. The site marketing directors will coordinate the actual fulfillment.

        SSAI will coordinate, when possible, free printing for REC;

        SSAI will consult with REC on all areas impacting marketing including trades, ticket pricing, coupon values, comp ticket distribution, beverage sales, signage, and other relevant matters.

        3. Creative:

        SSAI will provide direction and input to REC on matters pertaining to branding, image and sell-through of each event. This includes photo selection, taglines, copy points and concepts of the creative campaign for each year of this agreement.

        SSAI will write all broadcast media tags with final approval from event GMs;

        SSAI will coordinate all elements of broadcast edit sessions including securing logos, copy points and talent;

        SSAI will write radio and TV scripts as needed;

        SSAI will coordinate duping of all spots;

        SSAI will coordinate print ad production for each event;

        SSAI will ensure that all GMs see approval dubs and draft print ad layouts before production is officially completed;

        SSAI will write traffic instructions for broadcast campaign and send them to the media representatives of each station included in the Plan. These traffic instructions will also be forwarded to the site marketing directors for the stations included in their trade and/or public relations campaign.

        SSAI will approve logo placement on the event posters;

        SSAI will consult on all collateral materials including the brochures, posters, rack cards, and website to ensure that they are synergetic with each event's brand.

        4. Sponsorships: SSAI will solicit and negotiate sponsorships with potential sponsors. SSAI will present any potential sponsor with a written proposal, the content of which has been previously approved by REC. The terms of any final sponsorship agreement will be subject to the approval of REC. SSAI will invoice and collect all sponsor fees. Such fees will be remitted every 30 days as received and not held until all fees have been collected.

        5. Monthly Compensation: REC agrees to pay SSAI $7,500 for the months of November through April and $10,000 for the months of May through October for the term of this agreement. Said fee is due on the fifteenth of each month beginning January 15, 2003.

        6. Sponsor Commission: REC agrees to pay SSAI a commission of 15% for annual gross sponsorship revenue between $225,001 and $275,000 (for example, if annual gross sponsorships equal $250,000 then REC shall pay SSAI 15% of $25,000); and REC shall pay SSAI 18% of annual gross sponsorships exceeding $275,001. Said sponsorship commissions will be due upon collection by SSAI. Net sponsor proceeds will be forwarded to REC within 30 days of receipt by SSAI. SSAI shall notify REC within five (5) days of receipt of sponsorship revenue.

        7. Reimbursement of Expenses: REC shall reimburse SSAI for all expenses relating to any travel that is made at the request of REC.

        8. Confidentiality and Records: SSAI agrees to keep and maintain confidential all knowledge, information, data and documents which relate in any manner to REC and which are acquired or learned, directly or indirectly in the scope of the services under this Agreement. No such knowledge, information, data or documents may be disclosed to third persons without the prior consent of REC.

        All documents, financial records, files and confidential information, including copies thereof whether prepared by SSAI or another which relate in any way to REC, are the sole property of REC and shall be delivered to REC upon termination or expiration of this Agreement.

        9. Term: The term of this Agreement will be three (3) years commencing on January 2, 2003.

        10. Termination: It will be an event of default hereunder if either party will materially breach the terms of this Agreement. Either party will have the right to terminate this Agreement upon the occurrence of an event of default by the other party if such event of default remains uncured by a period of thirty (30) days after written notice thereof, except with respect to an event of default that is not reasonable susceptible of cure within such thirty day period if the defaulting party promptly commences to cure such event of default within such 30 days period and diligently prosecutes such cure to completion as soon as is reasonably practicable.

        Sheridan Sechter & Associates, Inc. ("Associates") shall have the right to immediately terminate this Agreement in the event REC fails to comply in full with its obligations under the Agreement to Terminate the Contractual Relationships between REC and Events Group Corporation, which Agreement was effective December 10, 2002. Upon such termination, associates shall perform no further services for REC.

        11. Miscellaneous Provisions: This Agreement shall constitute the entire contract between the parties hereto on the matters set forth herein and shall supersede any and all agreements between the parties hereto prior to the date hereto. This Agreement may be modified or amended only by a writing signed by both parties hereto.

        B. Governing Law/Jurisdiction: This Agreement shall be governed by and construed under the laws of the state of Colorado. The parties hereto consent to personal jurisdiction and venue in any competent court situated in the State of Colorado, to resolve any disputes arising out of this Agreement.

        C. Headings: The article headings of this Agreement are for reference and convenience only and shall not modify or amend this Agreement.

        D. Counterparts: This Agreement may be executed in multiple counterparts, each of which shall constitute an original.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

RENAISSANCE ENTERTAINMENT CORPORATION

By: J. Stanley Gilbert
Sheridan Sechter & Associates, Inc.
By: Sheridan Sechter

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  Exhibit 10.36
Recitals